Exhibit 99.1

Microsoft Reports Strong Fourth Quarter Earnings

Microsoft Delivers 14% Revenue Growth on a Very Successful Fiscal Year;

Healthy Business Demand Drives 15% Revenue Growth for the June Quarter

Redmond, Wash. – July 22, 2004 – Microsoft Corp. today announced revenue of $9.29 billion for the quarter ended June 30, 2004, a 15% increase over revenue of $8.07 billion for the same period in the prior year. Operating income for the fourth quarter was $3.13 billion, which included stock-based compensation expense of $739 million (pre-tax). This compares to operating income of $1.54 billion for the fourth quarter of the prior fiscal year, which included stock-based compensation expense of $665 million (pre-tax) and charges of $796 million (pre-tax) primarily related to the settlement of the Time Warner lawsuit. Net income for the fourth quarter was $2.69 billion including a $208 million tax benefit from the reversal of previously accrued taxes. This compares to net income of $1.48 billion reported in the same quarter of the previous fiscal year. Diluted earnings per share for the quarter were $0.25 which included after-tax charges of $0.05 in stock-based compensation expense and a $0.02 tax benefit from the reversal of previously accrued taxes. This compares to diluted earnings per share of $0.14 in the fourth quarter of the previous fiscal year which included after-tax charges of $0.04 in stock-based compensation expense and $0.05 primarily related to settlement of the Time Warner lawsuit.

The company also announced revenue of $36.84 billion for the fiscal year ended June 30, 2004, a 14% increase over the $32.19 billion reported last year. Net income for fiscal year 2004 was $8.17 billion and diluted earnings per share were $0.75, which included after-tax charges for stock-based compensation expense of $0.35, charges of $0.17 related to the Sun Microsystems settlement and a fine imposed by the European Commission, and a tax benefit of $0.02. For the previous fiscal year, net income and diluted earnings per share were $7.53 billion and $0.69, which included after-tax charges of $0.23 for stock-based compensation expense, charges for investment impairments of $0.07, charges related to legal settlements of $0.06 and a tax benefit of $0.01.

“We had a great quarter with 15% revenue growth as all of our businesses met or exceeded our expectations and our progress on cost efficacy delivered higher operating margins overall,” said John Connors, chief financial officer at Microsoft. “Fiscal 2004 was a banner year – revenue grew 14% on strong performances from each of our seven businesses, our emerging business operating margins improved, and we resolved a significant portion of our legal exposure. Entering into the new fiscal year, we announced our intention to provide up to $75 billion in value to shareholders over the next four years and we’re confident that we’ll continue to grow through innovation and delivering value to our customers.”

Server and Tools grew 20% compared to the prior fourth quarter. The record-level of revenue was driven by broad platform strength, including 20% growth in new Windows Server™ license units and increasing demand for enterprise editions of the company’s core server products. Microsoft SQL Server™ and Microsoft® Exchange enjoyed revenue growth rates of over 20%. “Fueled by strong demand for Windows Server 2003, we saw broad strength across our server products, including Small Business Server, Microsoft SQL Server and Exchange,” said Kevin Johnson, Group Vice President Worldwide Sales Marketing and Services.

Information Worker revenue grew 23% compared to the previous fourth quarter as momentum for the Microsoft Office System of products continued across all customer segments due to strength in volume licensing and OEM sales. Customers acquiring Microsoft Office during the quarter included JDS Uniphase Corporation, The World Bank and Xerox Corporation.

MSN® posted its first-ever profitable year, moving from a $567 million loss in fiscal year 2003 to a $121 million operating profit in fiscal year 2004, a turnaround of almost $690 million which underscores the strength of the company’s focus on its best of breed advertising platform and improved operational efficiency. ”We are very proud of our hard work and the progress we’ve made in MSN. We’ve been able to drive our business to profitability while continuing to invest in making the MSN customer experience the best on the Web,” said David Cole, senior vice-president of MSN and personal services division.

Earlier this week, the company announced that its board of directors approved an $0.08 per share quarterly dividend, plans to buy back up to $30 billion of the company’s stock over the next four years, and a special one-time dividend of $3.00 per share. The payment of the special dividend is subject to shareholder approval of stock plan amendments that will allow certain adjustments to employee stock-based compensation awards to offset the impact of the special one-time dividend.

Business Outlook

Management offers the following guidance for the quarter ending September 30, 2004:

•	Revenue is expected to be in the range of $8.9 billion and $9.0 billion.

•	Operating income is expected to be in the range of $3.7 billion and $3.8 billion, including stock-based compensation expense of approximately $750 million.

•	Diluted earnings per share are expected to be $0.25, including after-tax stock-based compensation expense of approximately $0.05.

Management offers the following guidance for the full fiscal year ending June 30, 2005:

•	Revenue is expected to be in the range of $38.4 billion and $38.8 billion.

•	Operating income is expected to be in the range of $16.1 billion and $16.5 billion, including stock-based compensation expense of approximately $2.5 billion.

•	Diluted earnings per share are expected to be between $1.05 and $1.08, including after-tax stock-based compensation expense of approximately $0.16.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors, chief financial officer, and Scott Di Valerio, corporate controller, to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 22, 2005.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; variations in stock-based compensation expenses under FAS 123, which will fluctuate based on factors such as the actual number of stock awards issued and the market value of the awards on the dates of grant; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of July 22, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Microsoft, MSN, SharePoint, Windows, and Windows Server are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Curt Anderson, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended June 30		Year Ended June 30
	2003(1)	2004	2003(1)	2004
Revenue	$8,065	$9,292	$32,187	$36,835
Operating expenses:
Cost of revenue	1,304	1,481	6,059	6,716
Research and development	1,681	1,659	6,595	7,779
Sales and marketing	2,288	2,409	7,562	8,309
General and administrative	1,252	610	2,426	4,997

Total operating expenses	6,525	6,159	22,642	27,801

Operating income	1,540	3,133	9,545	9,034
Gains / (losses) on equity investees and other	(15)	1	(68)	(25)
Investment income	689	570	1,577	3,187

Income before income taxes	2,214	3,704	11,054	12,196
Provision for income taxes	731	1,014	3,523	4,028

Net income	$1,483	$2,690	$7,531	$8,168

Earnings per share:
Basic	$0.14	$0.25	$0.70	$0.76

Diluted	$0.14	$0.25	$0.69	$0.75

Weighted average shares outstanding:
Basic	10,737	10,806	10,723	10,803

Diluted	10,862	10,864	10,882	10,894

(1)	The three months and year ended June 30, 2003 results have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock-Based Compensation.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2003 (1)	June 30, 2004
Assets
Current assets:
Cash and equivalents	$6,438	$15,982
Short-term investments	42,610	44,610

Total cash and short-term investments	49,048	60,592
Accounts receivable, net	5,196	5,890
Inventories	640	421
Deferred income taxes	2,506	2,097
Other	1,583	1,566

Total current assets	58,973	70,566
Property and equipment, net	2,223	2,326
Equity and other investments	13,692	12,210
Goodwill	3,128	3,115
Intangible assets, net	384	569
Deferred income taxes	2,161	1,829
Other long-term assets	1,171	1,774

Total assets	$81,732	$92,389

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,573	$1,717
Accrued compensation	1,416	1,339
Income taxes	2,044	3,478
Short-term unearned revenue	7,225	6,514
Other	1,716	1,921

Total current liabilities	13,974	14,969
Long-term unearned revenue	1,790	1,663
Other long-term liabilities	1,056	932
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; Shares issued and outstanding 10,771 and 10,862	49,234	56,396
Retained earnings, including accumulated other comprehensive income of $1,840 and $1,119	15,678	18,429

Total stockholders’ equity	64,912	74,825

Total liabilities and stockholders’ equity	$81,732	$92,389

(1)	June 30, 2003 balance sheet has been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock-Based Compensation.

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended June 30		Year Ended June 30
	2003(1)	2004	2003(1)	2004
Operations
Net income	$1,483	$2,690	$7,531	$8,168
Depreciation, amortization, and other non-cash items	462	309	1,393	1,186
Stock based compensation	665	739	3,749	5,734
Net recognized (gains) / losses on investments	(218)	(184)	380	(1,296)
Stock option income tax benefits	375	328	1,365	1,100
Deferred income taxes	468	(554)	(894)	(1,479)
Unearned revenue	3,463	3,996	12,519	11,777
Recognition of unearned revenue	(2,984)	(3,259)	(11,292)	(12,527)
Accounts receivable	(1,038)	(1,056)	187	(687)
Other current assets	(6)	122	412	478
Other long-term assets	3	(1)	(28)	34
Other current liabilities	(3)	(868)	35	2,063
Other long-term liabilities	19	(604)	440	75

Net cash from operations	$2,689	$1,658	$15,797	$14,626

Financing
Common stock issued	731	1,296	2,120	2,748
Common stock repurchased	(1,214)	0	(6,486)	(3,383)
Common stock dividends	0	0	(857)	(1,729)

Net cash from financing	$(483)	$1,296	$(5,223)	$(2,364)

Investing
Additions to property and equipment	(273)	(557)	(891)	(1,109)
Acquisition of companies, net of cash acquired	(172)	0	(1,063)	(4)
Purchases of investments	(18,424)	(25,940)	(89,621)	(92,495)
Maturities of investments	1,963	1,725	9,205	5,561
Sales of investments	16,816	28,462	75,157	85,302

Net cash from investing	$(90)	$3,690	$(7,213)	$(2,745)

Net change in cash and equivalents	2,116	6,644	3,361	9,517
Effect of exchange rates on cash and equivalents	22	(10)	61	27
Cash and equivalents, beginning of period	4,300	9,348	3,016	6,438

Cash and equivalents, end of period	$6,438	$15,982	$6,438	$15,982

(1)	The three months and year ended June 30, 2003 cash flows statements have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock-Based Compensation.

Microsoft Corporation

Segment Revenue and Operating Income / (Loss)

(In millions)

Revenue	Three Months Ended June 30		Year Ended June 30
	2003	2004	2003	2004
Segments
Client	$2,526	$2,754	$10,394	$11,546
Server and Tools	1,925	2,306	7,140	8,483
Information Worker	2,349	2,879	9,229	10,800
Microsoft Business Solutions	179	196	567	667
MSN	559	588	1,953	2,216
Mobile and Embedded Devices	44	70	156	247
Home and Entertainment	483	499	2,748	2,876

Total revenue	$8,065	$9,292	$32,187	$36,835

Operating Income / (Loss)	Three Months Ended June 30		Year Ended June 30
	2003(1)	2004	2003(1)	2004
Segments
Client	$1,869	$2,061	$8,017	$8,015
Server and Tools	307	567	1,121	96
Information Worker	1,475	1,960	6,486	7,151
Microsoft Business Solutions	(73)	(42)	(309)	(255)
MSN	(83)	35	(567)	121
Mobile and Embedded Devices	(68)	(42)	(277)	(224)
Home and Entertainment	(245)	(339)	(1,191)	(1,215)
Other	(1,642)	(1,067)	(3,735)	(4,655)

Total operating income / (loss)	$1,540	$3,133	$9,545	$9,034

(1)	The three months and year ended June 30, 2003 results have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock-Based Compensation.

Microsoft Corporation

Financial Highlights

Fourth Quarter and Fiscal 2004

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2003 or full fiscal year 2003)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this document. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Fourth Quarter and Full Fiscal Year Summary

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$8,065	$9,292	15%	$32,187	$36,835	14%
Operating Income	$1,540	$3,133	103%	$9,545	$9,034	(5%)

Fourth Quarter

The revenue growth for the fourth quarter of fiscal 2004 resulted primarily from increased licensing of Windows Client operating systems through OEMs, increased licensing of Office, Windows Server operating system and other server applications, and increased MSN advertising revenue. Foreign exchange rates also contributed approximately 3% growth in total revenue for the quarter due to a relative strengthening of most foreign currencies versus the U.S. dollar.

During the fourth quarter, continued strong PC and server shipment growth and improved IT spending compared to fiscal 2003 contributed to our overall revenue growth. We estimate that total PC shipments grew approximately 12% from the fourth quarter of the prior year driven by strong business demand in both mature and emerging markets. Consumer shipments grew approximately 8% for the quarter. We estimate that total server hardware shipments grew 16% in the fourth quarter of fiscal 2004, with Windows-based server shipments growing faster than the overall sector with 18% growth compared to the prior year’s fourth quarter. The net impact of foreign exchange rates on revenue was positive in the fourth quarter compared to a year ago, primarily due to a relative strengthening of most foreign currencies versus the U.S. dollar. Had the rates from the prior year’s fourth quarter been in effect in the fourth quarter of fiscal 2004, translated international revenue earned in local currencies would have been approximately $273 million lower. We hedge a portion of our international currency exposures, thereby reducing our overall translation exposures.

Operating income for the fourth quarter of fiscal 2004 increased $1.59 billion from the prior year’s fourth quarter as a result of $1.23 billion growth in revenue and a decline in operating expenses as the prior year’s fourth quarter included a $796 million charge primarily related to the settlement of the Time Warner lawsuit.

Total unearned revenue as of June 30, 2004 was $8.18 billion, an increase of $651 million from March 31, 2004, reflecting a net increase in new and recurring multi-year licensing agreements. The increase in multi-year licensing agreements was partially offset by the recognition of previously deferred revenue, including recognition from Upgrade Advantage licensing agreements, and a $143 million decline in revenue deferred for undelivered elements.

Full Fiscal Year

Our revenue growth for fiscal 2004 was driven by strong licensing of Windows Client operating systems through OEMs, Window Server operating systems, Office, and other server applications as a result of growth in PC and server hardware shipments and the impact from multi-year licensing that occurred prior to the transition to our Licensing 6.0 program in the first quarter of fiscal 2003. We estimate growth in PC shipments was 13% during fiscal 2004, reflecting global economic improvement, which led to strength in the consumer segment in the first half of 2004 and to replacement PC and notebook sales in the enterprise segment in the second half of 2004. We estimate that total server hardware shipments grew 16%, with Windows-based server shipments growing faster than the overall sector at 18% in fiscal 2004. Prior to the July 31, 2002 Licensing 6.0 transition date, we experienced a significant increase in multi-year licensing arrangements as customers enrolled in the Company’s maintenance programs, primarily Upgrade Advantage. The net impact of foreign exchange rates on revenue was positive in fiscal 2004, primarily due to a relative strengthening of most foreign currencies versus the U.S. dollar. Had the rates from the prior year been in effect in fiscal 2004, translated international revenue earned in local currencies would have been approximately $1.10 billion lower. We hedge a portion of our international currency exposures, thereby reducing our overall translation exposures.

For fiscal 2004, the operating income decline of $511 million was primarily caused by the $2.53 billion of charges related to the Sun Microsystems settlement and a fine imposed by the European Commission in the third quarter of fiscal 2004 compared to a $796 million charge primarily related to the settlement of the Time Warner lawsuit in fiscal 2003 and $2.21 billion of stock-based compensation expense related to our employee stock option transfer program. Operating income was positively influenced by the revenue growth described above and operational improvements in our MSN business.

We adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, on July 1, 2003 and restated prior periods to reflect compensation cost under the recognition provisions of SFAS 123 for all awards granted to employees after July 1, 1995. Stock-based compensation expenses are included in operating expenses as part of headcount-related costs. Total stock-based compensation costs included in operating expenses for the fourth quarter of fiscal 2004 were $739 million, compared to $665 million in the prior year’s comparable quarter. Total stock-based compensation costs included in operating expenses were $5.73 billion in fiscal 2004, including $2.21 billion associated with the option transfer program in the second quarter, and $3.75 billion in fiscal 2003.

Unearned revenue as of June 30, 2004 decreased $838 million from June 30, 2003, reflecting recognition of previously deferred multi-year licensing agreements, including $1.14 billion from Upgrade Advantage licensing agreements, and a $489 million decline in revenue deferred for undelivered elements, partially offset by new multi-year licensing agreements. Beginning April 1, 2003, revenue deferred for undelivered elements reflected lower deferral rates, partially offset by lengthened product life cycles for the underlying products licensed, resulting in a higher proportion of revenue earned.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

Our seven segments are: Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

The revenue and operating income/(loss) amounts in this section are presented in accordance with U.S. GAAP applied at the segment level. Certain corporate level expenses (primarily general and administrative expenses, including the accrual for the European Commission fine, and corporate level research and development and sales and marketing costs) have been excluded.

Client

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$2,526	$2,754	9%	$10,394	$11,546	11%
Operating Income	$1,869	$2,061	10%	$8,017	$8,015	0%

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, and other standard Windows operating systems. Client segment revenue growth is largely correlated with the growth of purchases of PCs from OEMs that pre-install versions of Windows operating systems.

Fourth Quarter

In the fourth quarter of fiscal year 2004, Windows Client OEM license units grew 13%, contributing to a 16% growth in OEM revenue compared to the prior year. Revenue from commercial and retail licensing declined 12% compared to the prior year’s fourth quarter. The mix of Windows Client units shipped with a Premium edition increased 2 percentage points to 64% of total Windows Client licenses compared to the prior year. Premium edition products which include Windows XP Professional, Media Center Edition and Tablet PC have a higher price than the standard Client operating systems such as Windows XP Home operating system. Client operating income in the fourth quarter of fiscal 2004 increased primarily as a result of revenue growth driven by strong corporate demand for PCs and lower operating expenses as a percentage of revenue. Operating expenses increased 5% due to higher research and development costs and localization costs in fiscal 2004, partially offset by higher product marketing costs in the prior year’s comparable quarter.

Full Fiscal Year

For the full fiscal year, Client revenue increase was driven by 14% growth in OEM licenses and 16% growth in OEM revenue on strong growth in consumer PC unit shipments in the first half of the fiscal year and strong growth in business PC unit shipments in the second half of fiscal 2004. Revenue from commercial and retail licensing declined 4% due to lower revenue earned from

Upgrade Advantage licensing agreements and lower packaged product sales. Client operating income was flat compared to fiscal 2003 due to increased operating expenses primarily related to the Sun Microsystems settlement of $700 million in the third quarter of fiscal 2004 and $307 million of stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004, offset by growth in revenue.

Server and Tools

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$1,925	$2,306	20%	$7,140	$8,483	19%
Operating Income	$307	$567	85%	$1,121	$96	(91%)

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. Growth in the overall market for information technology, both hardware and software, is the principal driver for Server and Tools revenue growth. The segment concentrates on licensing products, applications, tools, content, and services that make information technology professionals and developers more productive and efficient. Products are sold through OEMs, distributors, direct to customers, and through one time licenses or multi-year volume licensing agreements.

Fourth Quarter

In the fourth quarter of fiscal 2004, we estimate overall server hardware shipments grew 16% compared to the prior year’s fourth quarter. Server and Server applications revenue, including CALs, grew $332 million or 23% in the fourth quarter of fiscal 2004. This revenue increase was driven primarily by an estimated 18% increase in Windows-based server shipments resulting in 20% growth in new Windows Server licenses as well as growth in SQL Server and Core CAL revenue. Consulting and Premier product support services increased $52 million or 19% compared to the prior year’s fourth quarter. Revenue from developer tools, training, certification, Microsoft Press and other services decreased $3 million or 1% due to a shift to lower revenue generating online training tools from retail computer training books. Server and Tools revenue growth was positively impacted by foreign exchange rates contributing approximately $95 million or 5% of total revenue growth. The fourth quarter of fiscal 2004 operating income increased due to growth in revenue driven by strong demand in the Server hardware market, partially offset by operating expense growth resulting from higher consulting and product support services costs and sales and marketing costs.

Full Fiscal Year

We estimate overall server hardware shipments grew 16% in fiscal 2004 compared to the prior year. Server and server applications revenue, including CAL revenue, grew $1.28 billion or 25% driven primarily by an estimated 18% increase in Windows-based server shipments resulting in 15% growth in new Windows Server licenses. Consulting and Premier product support services increased $189 million or 19% compared to fiscal 2003. Revenue from developer tools, training, certification, Microsoft Press and other services declined $128 million or 14% compared to fiscal 2003 primarily due to recognition of previously deferred revenue in the prior year. Foreign exchange rates contributed approximately $350 million or 5% of total Server and Tools revenue growth. Server and Tools operating income for fiscal 2004 declined primarily due to the charge for the Sun Microsystems settlement of $1.22 billion in the third quarter of fiscal 2004 and $651 million of stock-based compensation costs from the employee stock option transfer program in the second quarter of fiscal 2004.

Information Worker

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$2,349	$2,879	23%	$9,229	$10,800	17%
Operating Income	$1,475	$1,960	33%	$6,486	$7,151	10%

Information Worker consists of the Microsoft Office System of programs, servers, services and solutions designed to increase personal, team and organization productivity. Information Worker includes Microsoft Office, Microsoft Project, Microsoft Visio, SharePoint Portal Server CALs, other information worker products including Microsoft LiveMeeting and OneNote, and professional product support services. The majority of revenue comes from licensing Office System products. Revenue growth depends on the ability to add value to the core Office product set and expand our product offerings in other information worker segments such as document lifecycle and collaboration.

Fourth Quarter

Revenue for the fourth quarter of fiscal 2004 reflected continued momentum from the Office 2003 launch, including OEM licensing revenue growth of 20% compared to the prior year’s fourth quarter. Revenue from volume licensing, retail packaged product and pre-installed versions of Office in Japan grew 23% in aggregate driven by Office 2003 sales. The positive effect of foreign exchange rates contributed approximately $125 million or 5% to the total Information Worker revenue growth. Also contributing to the increase in revenue was previously deferred multi-year licensing agreements revenue, including Upgrade Advantage, and lower deferral rates, partially offset by lengthened product life cycles for the underlying products licensed, resulting in a higher proportion of revenue earned.

Information Worker operating income for the fourth quarter of fiscal year 2004 increased due to the growth in revenue, partially offset by an increase in operating expenses, primarily headcount-related costs and marketing expenses in the Small and Mid-Market Solutions and Partners group.

Full Fiscal Year

Revenue growth for fiscal 2004 from volume licensing, retail packaged product and pre installed versions of Office in Japan was 15% in aggregate. This increase was driven by recognition of unearned revenue primarily from a large increase in multi-year licenses signed prior to the transition to our Licensing 6.0 programs and approximately $110 million related to the launch of Office 2003. OEM licensing revenue grew 29% or $325 million. Foreign exchange rates provided approximately $485 million or 5% of total Information Worker revenue growth. Information Worker operating income in fiscal 2004 increased from the prior year primarily due to growth in revenue, partially offset by an increase in operating expenses, primarily related to $351 million of stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004 and higher sales and marketing costs.

Microsoft Business Solutions

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$179	$196	9%	$567	$667	18%
Operating Loss	($73)	($42)	(42%)	($309)	($255)	(17%)

Microsoft Business Solutions includes Microsoft Great Plains, Microsoft Navision, Microsoft Axapta, Microsoft Solomon, Microsoft CRM, MBN/Retail Manager and other business applications and services. MBS revenue is generally derived from developing and marketing integrated, end-to-end business applications and services designed to help small and mid-market businesses. The small and mid-market business applications market is highly fragmented and is intensely competitive in all sectors. MBS revenue is affected by the general economic environment and information technology spending in particular.

Fourth Quarter

The revenue increase in the fourth quarter of fiscal 2004 was primarily attributable to continued growth in licensing of Microsoft Navision, Microsoft Axapta, and Microsoft CRM products outside of the United States as well as strengthening sales of Microsoft CRM in the United States. Microsoft Business Solutions operating loss for the fourth quarter of fiscal year 2004 declined primarily because the prior year’s fourth quarter contained expenses related to the realignment of certain R&D organizations.

Full Fiscal Year

The revenue increase in fiscal 2004 was primarily attributable to continued growth in licensing of Microsoft Navision and Microsoft Axapta products. The operating loss for fiscal 2004 declined from fiscal 2003 due to the increase in revenue and lower operating expenses including $42 million of lower amortization costs, partially offset by $27 million in stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004.

MSN

	Three Months Ended June 30				Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)		2003	2004	Percentage Inc./ (Dec.)
Revenue	$559	$588	5%		$1,953	$2,216	13%
Operating Income/(Loss)	($83)	$35	n	m	($567)	$121	n	m

The MSN segment includes personal communications services, such as e-mail and instant messaging, and information services, such as MSN Search and the MSN portals and channels around the world. MSN also provides a variety of paid services resulting in revenue for the segment including MSN Internet Access, MSN Premium Web Services and MSN Mobile services. Revenue is principally generated from advertisers on MSN, from consumers through subscriptions and transactions generated from MSN Premium Web Services and from subscribers to MSN Internet Access, primarily narrowband.

Fourth Quarter

In the fourth quarter of fiscal 2004 MSN advertising revenue grew $85 million or 35% as a result of growth in paid search and growth in the overall Internet advertising market. Revenue from subscriptions and transactions (excluding Internet access) increased $28 million as MSN’s premium services and software continue to gain traction in the market. Internet access revenue declined $84 million or 28% as the number of narrowband subscribers continued to migrate to broadband or competitively priced ISPs. At the end of the current fiscal year, MSN had 4.3 million Internet access subscribers compared to 6.5 million at the end of the prior fiscal year and 8.8 million total subscribers compared to 8.6 million at the end of the prior year. In addition, MSN has 350 million unique users, 187 million active MSN Hotmail accounts and 135 million active MSN Messenger accounts. The operating income in the fourth quarter improved from a loss in the prior year’s fourth quarter due to strong advertising and paid search revenue, while operating costs remained flat and customer acquisition expenditures declined.

Full Fiscal Year

In fiscal 2004 MSN advertising revenue increased $360 million or 43% as a result of growth in paid search and growth in the overall Internet advertising market. This increase was partially offset by a decline of $168 million or 15% in Internet access revenue, primarily from the migration of internet access subscribers to broadband or other competitively priced ISPs. Revenue from subscription and transaction services other than Internet access increased $71 million in 2004 to $95 million. MSN reached segment profitability in the first quarter of fiscal 2004 and was profitable for the full fiscal year. The improvement in profitability was primarily driven by an increase in revenue from advertising, in both display and paid search, a decline in customer acquisition costs and other expenses related to the Internet access business, efficiency gains in the operations of the advertising and subscription businesses, and a $48 million refund of prior year taxes, partially offset by $144 million of stock-based compensation expense related to the employee stock option transfer program in the second quarter of fiscal 2004.

Mobile and Embedded Devices

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$44	$70	59%	$156	$247	58%
Operating Loss	($68)	($42)	(38%)	($277)	($224)	(19%)

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded device operating systems, MapPoint, and Windows Automotive. The segment’s products extend the advantages of the Windows platform to mobile phones and Pocket PCs. The segment is also responsible for managing sales and customer relations with device manufacturers and with network service providers, including telecommunications, cable and wireless companies and host and network equipment providers. The embedded operating system market is highly fragmented with many competitive offerings and relatively short product life cycles which affect our continuing revenue streams.

Fourth Quarter

The increase in revenue in the fourth quarter of fiscal 2004 resulted from growth in all businesses. The revenue growth realized by MapPoint slowed, as the first two quarters of fiscal 2004 growth rates reflected the acquisition of Vicinity Corporation toward the end of the second quarter of the prior fiscal year. Mobile and Embedded Devices operating loss was lower in the fourth quarter of fiscal 2004 compared to the prior year’s fourth quarter, due to growth in revenue and lower operating expenses.

Full Fiscal Year

Unit volume increases drove revenue growth for fiscal 2004 over fiscal 2003 in all product lines. The growth was primarily due to the increase in the number of OEMs and mobile operators shipping Windows Mobile software for SmartPhones, increases in share for our Pocket PC and embedded products and increased usage by existing customers of our MapPoint On Line Service. MED’s operating loss for fiscal 2004 decreased compared to fiscal 2003 due to growth in revenue partially offset by increased operating expenses, primarily related to $58 million of stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004.

Home and Entertainment

	Three Months Ended June 30			Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)	2003	2004	Percentage Inc./ (Dec.)
Revenue	$483	$499	3%	$2,748	$2,876	5%
Operating Loss	($245)	($339)	38%	($1,191)	($1,215)	2%

Home and Entertainment includes the Microsoft Xbox video game console system, PC games, the Home Products Division (HPD), and TV platform products for the interactive television industry. The relative success of competing video game consoles is determined by console functionality, the portfolio of video game content for the console, and the relative market share of the console. Microsoft is a relatively new entrant in the video game console business with its first release in fiscal 2002, but has established itself as one of the leaders. Revenue and units have grown quickly since 2002, but revenue growth has moderated in fiscal 2004 due to price reductions typical at this stage in the console lifecycle. We believe that our competitive position and revenue is bolstered by our increasing software game attach rates, providing higher margins to offset the decreasing price trend on consoles sold.

Fourth Quarter

Xbox revenue decreased $5 million or 2% from the prior year’s fourth quarter, with a $51 million decline related to past price reductions of Xbox consoles and software, offset by $32 million related to higher Xbox console volumes and $14 million due to higher volumes of Xbox software. Overall, Xbox console volumes increased 27% in the fourth quarter compared to the prior year’s fourth quarter. This increase was partially attributed to increased demand for the console following the price reduction implemented at the end of the third quarter of fiscal 2004. Xbox’s life to date U.S. games attach rate according to NPD data was 6.9 games per console. Revenue from consumer hardware and software, PC games and TV Platforms increased $21 million or 10% compared to the fourth quarter of fiscal 2003 due to a new release of Mac Office, partially offset by the company’s exit of the gaming devices and home networking businesses. Home and Entertainment operating loss for the fourth quarter of fiscal year 2004 increased from the fourth quarter of fiscal year 2003 due primarily to inventory adjustments of $94 million, reflecting the current stage in the lifecycle of the Xbox console.

Full Fiscal Year

In fiscal 2004, Xbox revenue increased $144 million or 9% with $269 million related to higher Xbox software volumes and $117 million due to higher Xbox console volumes, partially offset by a $242 million decline related to price reductions of Xbox consoles and software. Overall, Xbox console volumes increased 11% in 2004 compared to 2003. Revenue from consumer hardware and software, PC games and TV platforms declined $16 million or 1% compared to fiscal 2003 due to lower PC games software and PC gaming devices sales, partially offset by the new release of Mac Office.

The increase in operating loss in fiscal 2004 was primarily due to $141 million of stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004 and increased sales of negative margin consoles and costs associated with the next generation console development efforts, partially offset by increased Xbox and Mac Office software sales.

OPERATING EXPENSES

Cost of revenue

	Three Months Ended June 30				Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)		2003	2004	Percentage Inc./ (Dec.)
Cost of revenue	$1,304	$1,481	14%		$6,059	$6,716	11%
As a percent of revenue	16.2%	15.9%	(0.3	)pp	18.8%	18.2%	(0.6	)pp

Cost of revenue includes manufacturing and distribution costs for products and programs sold, operation costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, and costs associated with the delivery of consulting services. The increase of $177 million in the fourth quarter of fiscal 2004 resulted from increased product support and consulting services costs of $94 million, higher Home and Entertainment costs related to $94 million in inventory adjustments for the Xbox console, partially offset by lower MSN services costs. The cost of revenue growth of $657 million in fiscal 2004 was primarily due to increased product support and consulting services costs of $508 million and $214 million of stock-based compensation expense from the employee stock option transfer program in the second quarter of fiscal 2004, partially offset by lower MSN services costs.

Research and development

	Three Months Ended June 30				Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)		2003	2004	Percentage Inc./ (Dec.)
Research and development	$1,681	$1,659	(1%)		$6,595	$7,779	18%
As a percent of revenue	20.8%	17.9%	(2.9	)pp	20.5%	21.1%	0.6	pp

Research and development expenses include payroll, employee benefits, equity compensation and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. The decrease in the fourth quarter of fiscal 2004 was primarily due to lower product development and internal computer lab costs compared to the prior year’s fourth quarter. The increase in fiscal 2004 was primarily due to $1.31 billion of stock-based compensation expenses related to the option transfer program in the second quarter of fiscal 2004 and other headcount-related costs related to a 3% growth in research and development headcount from fiscal 2003, partially offset by lower product development and internal computer lab costs.

Sales and marketing

	Three Months Ended June 30				Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)		2003	2004	Percentage Inc./ (Dec.)
Sales and marketing	$2,288	$2,409	5%		$7,562	$8,309	10%
As a percent of revenue	28.4%	25.9%	(2.5	)pp	23.5%	22.6%	(0.9	)pp

Sales and marketing expenses include payroll, employee benefits, equity compensation and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars, and other marketing-related programs. Sales and marketing costs increased $121 million in the fourth quarter of fiscal 2004 due to marketing programs targeted toward the Small and Mid-Market Solutions and Partners group, growth in headcount-related costs and additional sales bonuses commensurate with the growth in revenue. Sales and marketing costs increased $747 million in fiscal 2004 due to $400 million of stock-based compensation expenses related to the option transfer program in the second quarter of fiscal 2004 and growth in headcount-related costs related to a 9% growth in sales and marketing headcount.

General and administrative

	Three Months Ended June 30				Year Ended June 30
(In millions, except percentages)	2003	2004	Percentage Inc./ (Dec.)		2003	2004	Percentage Inc./ (Dec.)
General and administrative	$1,252	$610	(51%)		$2,426	$4,997	106%
As a percent of revenue	15.5%	6.6%	(8.9	)pp	7.5%	13.6%	6.1	pp

General and administrative costs include payroll, employee benefits, equity compensation and other headcount-related costs associated with the finance, legal, facilities, certain human resources, and other administrative headcount, and legal costs and other administrative fees. General and administrative costs in the fourth quarter decreased compared to a year ago as the prior year’s fourth quarter included a $796 million charge primarily related to the settlement of the Time Warner lawsuit. General and administrative costs increased in fiscal 2004 primarily due to legal expenses, including $1.92 billion of charges related to the Sun

Microsystems settlement and a $605 million fine imposed by the European Commission in the third quarter of fiscal 2004 and $280 million of stock-based compensation expense related to the employee stock option transfer program in the second quarter of fiscal 2004.

INVESTMENT INCOME

The components of investment income are as follows:

	Three Months Ended June 30		Year Ended June 30
(In millions)	2003	2004	2003	2004
Dividends and interest	$471	$387	$1,957	$1,892
Net recognized gains on investments	274	589	44	1,563
Net losses on derivatives	(56)	(406)	(424)	(268)

Investment income	$689	$570	$1,577	$3,187

Fourth Quarter

Dividends and interest income declined $84 million to $387 million in the fourth quarter of fiscal 2004 compared to the comparable quarter in fiscal 2003 due to a higher allocation of funds to lower-yielding, more liquid asset classes. Net recognized gains from investments increased to $589 million compared to $274 million in the fourth quarter of the prior year, primarily due to sales of investments as the Company moved to more liquid investment asset classes during the quarter. Net recognized gains from investments also include other-than-temporary impairments of $16 million in the fourth quarter of fiscal 2004 compared to $59 million in the fourth quarter of the prior year. Derivative losses increased by $350 million to $406 million in the fourth quarter of fiscal 2004 due to the impact of interest rate increases on interest rate derivative instruments and foreign currency movements relative to certain foreign currency positions used to hedge a portion of forecasted international revenue.

Full Fiscal Year

Dividends and interest income declined $65 million in fiscal 2004 compared to fiscal 2003 mainly due to $96 million of AT&T dividends earned in the prior fiscal year. Net recognized gains from investments were $1.56 billion compared to $44 million in the prior year driven mainly by lower other-than-temporary impairments as well as higher realized gains on sales resulting from the reallocation of the portfolio toward liquidity during the quarter. Other-than-temporary impairments were $82 million in fiscal 2004 compared to $1.15 billion in the prior year. The decline in impairments was due to improved market conditions. Derivative losses decreased $156 million to $268 million in fiscal 2004 compared to fiscal 2003 primarily due to the combined effects of interest rate movements on interest rate sensitive instruments and equity market price movements relative to derivative positions used to hedge the fair value of certain equity securities.

INCOME TAXES

The effective tax rate for the fourth quarter of fiscal 2004 is approximately 27%. Our effective tax rate for fiscal 2004 was 33%. A benefit of $208 million was recorded during the fourth quarter from the reversal of previously accrued taxes from resolving the remaining open issue remanded by the 9th Circuit Court of Appeals in its December 2002 ruling. During the third quarter the tax rate increased due to the European Commission fine, which is not tax deductible. The effective tax rate for fiscal 2003 was 32%, reflecting a benefit in the second quarter of $126 million from the reversal of previously accrued taxes related to the initial items from the 9th Circuit Court of Appeals ruling referred to above, that reversed, in part, a previous Tax Court ruling that had denied tax benefits on certain revenue earned from the distribution of software to foreign customers. Excluding this reversal, the effective tax rate would have been 33% for fiscal 2003.

STOCK-BASED COMPENSATION

	Three Months Ended June 30		Year Ended June 30
(In millions, except earnings per share)	2003	2004	2003	2004
Client	$83	$92	$450	$738
Server and Tools	228	254	1,274	1,862
Information Worker	91	104	510	848
Microsoft Business Solutions	23	26	129	147
MSN	47	52	262	392
Mobile and Embedded Devices	23	24	129	170
Home and Entertainment	47	51	257	381
Corporate	123	136	738	1,196

Total stock-based employee compensation expense	$665	$739	$3,749	$5,734

After-tax stock-based employee compensation expense	$446	$495	$2,512	$3,842
After-tax stock-based employee compensation expense per diluted share	$0.04	$0.05	$0.23	$0.35

Effective July 1, 2003, we adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, using the retroactive restatement method described in SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The June 30, 2003 balance sheet has been restated for the retroactive adoption of the fair value recognition provisions of SFAS 123 which resulted in a $13.89 billion increase in common stock and paid-in capital, a $10.00 billion decrease in retained earnings, and a $3.89 billion increase in deferred income taxes.

FINANCIAL CONDITION

On our balance sheet, cash and short-term investments totaled $60.59 billion, equity and other investments were $12.21 billion and we have no debt as of June 30, 2004.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. The percentage of revenue recorded as unearned due to undelivered elements ranges from approximately 15% to 25% of the sales price for Windows XP Home, approximately 5% to 15% of the sales price for Windows XP Professional, and approximately 1% to 15% of the sales price for desktop applications, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three and a half years for Windows operating systems and two years for desktop applications. Unearned revenue also includes payments for online advertising for which the advertisement has yet to be displayed and payments for post-delivery support services to be performed in the future.

The components of unearned revenue were as follows:

(In millions)	June 30 2003	June 30 2004
Volume licensing programs	$5,472	$5,075
Undelivered elements	2,847	2,358
Other	696	744

Unearned revenue	$9,015	$8,177

Unearned revenue by segment was as follows:

(In millions)	June 30 2003	June 30 2004
Client	$3,165	$2,822
Server and Tools	2,185	2,370
Information Worker	3,305	2,586
Other segments	360	399

Unearned revenue	$9,015	$8,177

Unearned revenue as of June 30, 2004 decreased $838 million from June 30, 2003 reflecting recognition of unearned revenue from multi-year licensing that has outpaced additions, primarily driven by recognition from Upgrade Advantage licensing agreements and a $489 million decline in revenue deferred for undelivered elements. Starting April 1, 2003 revenue deferred for undelivered elements reflected lower deferral rates, partially offset by lengthened product life cycles for the underlying products licensed, resulting in a higher proportion of revenue earned.

The following table outlines the expected recognition of $8.18 billion of unearned revenue balance at June 30, 2004:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2004	$2,500
December 31, 2004	1,891
March 31, 2005	1,329
June 30, 2005	794
September 30, 2005 and thereafter	1,663

Unearned revenue	$8,177

The revenue earned from the Upgrade Advantage programs for fiscal years 2003 and 2004 was as follows:

(In millions)	Revenue Earned
Three months ended:
September 30, 2002	$464
December 31, 2002	$480
March 31, 2003	$450
June 30, 2003	$421
September 30, 2003	$379
December 31, 2003	$296
March 31, 2004	$261
June 30, 2004	$200

Cash Flow

Fourth Quarter

Cash flow from operations for the fourth quarter of fiscal 2004 decreased $1.03 billion compared to prior year’s fourth quarter. The decrease primarily reflects cash outflows during the quarter of $1.95 billion related to the Sun Microsystems settlement and $605 million for the European Commission fine.

Cash received from financing activities was $1.30 billion in the fourth quarter of fiscal 2004, compared to $483 million used for financing activities in the comparable quarter of the prior year. We did not repurchase shares of common stock in the fourth quarter of fiscal 2004, compared to 48.1 million shares repurchased in the prior year’s fourth quarter.

Cash received from investing activities was $3.69 billion in the fourth quarter of fiscal 2004, compared to $90 million used for investing activities in the prior year’s fourth quarter. The increase reflects allocation of short-term investments toward more liquid securities during the current quarter.

Full Fiscal Year

Cash flow from operations decreased $1.17 billion from fiscal 2003. The decrease primarily reflects the combined cash outflows of $2.56 billion related to the Sun Microsystems settlement and the European Commissions fine mentioned above partially offset by increased cash receipts from customers driven by the rise in revenue billings.

Cash used for financing was $2.36 billion in fiscal 2004, a decrease of $2.86 billion from the prior year. The decrease reflects that we did not repurchase common stock in the fourth quarter of fiscal 2004 combined with a $628 million increase primarily from stock issuances related to employee stock options exercises, partially offset by an $872 million increase in cash dividends paid. We repurchased 123.7 million shares of common stock under our share repurchase program in fiscal 2004.

Cash used for investing was $2.75 billion in fiscal 2004, a decrease of $4.47 billion from fiscal 2003, due to a $3.63 billion decrease in net investment purchases and a $1.06 billion decrease in acquisition spending.

For More Information:

Curt Anderson, Senior Director, Investor Relations, (425) 706-3703